Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER 2020 RESULTS

▪	Third Quarter 2020 Net Income of $26.3 million -- $0.85 per diluted share and Adjusted Net Operating Income of $17.4 million -- $0.56 per diluted share

▪	28% growth in Core E&S Gross Written Premium and 12.8% increase in Excess and Surplus Lines ("E&S") renewal pricing, each versus the prior year quarter

▪	A combined ratio of 94.2% for the Group and 85.2% in the E&S segment

▪	An expense ratio of 24.8% for the quarter and 29.2% nine months year to date, significantly improved from 34.2% for the first quarter of this year

▪	Tangible Book Value per Share of $19.70, an increase of 7.1% from December 31, 2019

▪	Year-to-date 2020 annualized Adjusted Net Operating Income Return on Average Tangible Equity of 11.9%

Pembroke, Bermuda, October 28, 2020 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported third quarter 2020 net income of $26.3 million ($0.85 per diluted share), compared to net loss of $25.2 million ($0.83 per diluted share) for the third quarter of 2019. Adjusted net operating income for the third quarter of 2020 was $17.4 million ($0.56 per diluted share), compared to adjusted net operating loss of $22.2 million ($0.73 per diluted share) for the same period in 2019.

Earnings Per Diluted Share	Three Months Ended September 30,
	2020	2019
Net Income (Loss)	$0.85	$(0.83)
Adjusted Net Operating Income (Loss) [1]	$0.56	$(0.73)
1 See "Reconciliation of Non-GAAP Measures" below.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter Results

October 28, 2020

J. Adam Abram, the Company’s Chairman and Chief Executive Officer, commented, “Our Company delivered another very strong quarter. Market conditions are extremely attractive across our businesses. Core E&S gross written premiums increased 28% this quarter compared to the same period a year ago. New business submissions in our E&S segment increased by 9% and renewal applications increased by 27%. This is an indication that risks are remaining in the non-admitted market longer than in prior years. We benefited from a 12.8% increase in rate in E&S. This was the 15th sequential quarter in which E&S rates have increased. E&S policies in force have grown by 26% since the third quarter of 2019.”

Our efforts to grow our fronting business continue to bear fruit, as evidenced by our 14% increase in fronted premium and 17% increase in fee income in our Specialty Admitted Insurance segment as compared to the third quarter of last year."

Third Quarter 2020 Operating Results

•	Gross written premium of $311.9 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$179,458	$241,045	(26)%
Specialty Admitted Insurance	112,589	100,459	12%
Casualty Reinsurance	19,805	46,724	(58)%
	$311,852	$388,228	(20)%

•	Net written premium of $145.2 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$109,170	$171,715	(36)%
Specialty Admitted Insurance	16,184	14,570	11%
Casualty Reinsurance	19,805	37,584	(47)%
	$145,159	$223,869	(35)%

•	Net earned premium of $153.0 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$104,933	$164,759	(36)%
Specialty Admitted Insurance	14,985	14,242	5%
Casualty Reinsurance	33,044	34,373	(4)%
	$152,962	$213,374	(28)%

•	Core E&S gross written premium increased 28% (eight out of twelve core underwriting divisions grew). Due to continued stronger relative growth in our Excess Casualty underwriting division, where we cede a larger portion of risk as compared to other lines, retention in this segment declined and net written premium increased at a lower rate. Commercial auto gross written premium decreased from $108.4 million in the third quarter of 2019 to $9.7 million in the third quarter of 2020 due to the cancellation, effective December 31, 2019, of all policies issued to one large commercial auto insured;

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JRVR Announces Third Quarter Results

October 28, 2020

•	Gross written premium for the Specialty Admitted Insurance segment increased from the prior year quarter due to a 14% increase in premiums written in our fronting business. The increase in premiums written is primarily attributable to growth in several recently begun fronting relationships. Through three quarters of 2020, the segment has added eight new fronting relationships;
•	Gross and net written premium in the Casualty Reinsurance segment decreased from the prior year quarter due to the non renewal of one large treaty and a change of the renewal dates of several treaties;
•	There was overall unfavorable reserve development of $4.2 million compared to unfavorable reserve development of $57.0 million in the prior year quarter (representing a 2.8 and 26.7 percentage point increase to the Company’s loss ratio in the periods, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2020	2019
Excess and Surplus Lines	$(27)	$(50,030)
Specialty Admitted Insurance	2,000	1,000
Casualty Reinsurance	(6,207)	(7,941)
	$(4,234)	$(56,971)

•	The Specialty Admitted Insurance segment experienced $2.0 million of favorable development in its individual risk workers' compensation business. The Casualty Reinsurance segment experienced $6.2 million of unfavorable development, the effect of which was offset partially by a $2.9 million reduction to sliding scale commissions;
•	Group combined ratio of 94.2% versus 118.8% in the prior year quarter;
•	Group expense ratio of 24.8% increased from 18.5% in the prior year quarter, principally due to the mix shift away from commercial auto business, which carries a lower expense ratio and higher loss ratio than other lines of business. However, the expense ratio declined 3.8 percentage points from 28.6% in the second quarter of 2020 and 9.4 percentage points from 34.2% in the first quarter of 2020 due to recent expense reduction initiatives, growth in lines of business with lower net commissions and a reduction in sliding scale commissions in the Casualty Reinsurance segment that was $1.4 million greater than that of the prior year quarter;
•	Gross fee income by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$—	$2,169	(100)%
Specialty Admitted Insurance	4,631	3,958	17%
	$4,631	$6,127	(24)%

•	Fee income in the Excess and Surplus Lines segment decreased from its level in the prior year quarter due to the December 31, 2019 cancellation of all policies issued to one large commercial auto insured. Fee income in the Specialty Admitted Insurance segment increased due to the continued growth of fronting relationships;

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JRVR Announces Third Quarter Results

October 28, 2020

•	Net investment income was $15.0 million, a decrease of 16% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results

Net investment income for the third quarter of 2020 was $15.0 million, which compares to $17.9 million for the same period in 2019. The decrease was principally due to lower investment income from our bank loan portfolio resulting from a smaller portfolio and lower investment yields.

The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2020	2019	% Change
Renewable Energy Investments	$(526)	$1,602	-
Other Private Investments	1,059	(217)	-
All Other Net Investment Income	14,426	16,493	(13)%
Total Net Investment Income	$14,959	$17,878	(16)%

The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended September 30, 2020 was 3.2% (versus 3.9% for the three months ended September 30, 2019). The yield decreased primarily as a result of the sale of floating rate bank loan investments during the second quarter of 2020.

Taxes

Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended September 30, 2020 was 14.5%. The tax rate for the nine months ended September 30, 2020 and September 30, 2019 was 14.4% and 22.4%, respectively.

Tangible Equity

Tangible equity before dividends increased 12.7% from $559.8 million at December 31, 2019 to $630.9 million at September 30, 2020, due to $47.4 million of after tax unrealized gains in the Company's fixed income investment portfolio and net income of $25.1 million.

September 30, 2020 tangible equity of $603.1 million after dividends increased 7.7% from $559.8 million at December 31, 2019. Tangible equity per common share was $19.70 at September 30, 2020, net of $0.90 of dividends per share the Company paid during the first nine months of 2020. The year-to-date annualized adjusted net operating income return on average tangible equity was 11.9%, which compares to 4.9% for the same period in 2019. Adjusted net operating income return on average tangible equity is calculated as annualized adjusted net operating income divided by average tangible equity. Reconciliations of these non-GAAP measures to the most comparable GAAP figures are included at the end of this press release.

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JRVR Announces Third Quarter Results

October 28, 2020

Capital Management

The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Thursday, December 31, 2020 to all shareholders of record on Monday, December 14, 2020.

Conference Call

James River Group Holdings, Ltd. will hold a conference call to discuss its third quarter results tomorrow, October 29, 2020, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 1166528, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 10:00 a.m. (Eastern Time) on November 28, 2020 and can be accessed by dialing (855) 859-2056 or by visiting the company website.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as taxes on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2020, and our Quarterly Report on Form 10-Q filed with the SEC on July 31, 2020. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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JRVR Announces Third Quarter Results

October 28, 2020

Non-GAAP Financial Measures

In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating income return on average tangible equity (which is calculated as annualized adjusted net operating income divided by average tangible equity), and pre-dividend tangible equity per share, are referred to as non- GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

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JRVR Announces Third Quarter Results

October 28, 2020

For more information contact:

Kevin Copeland

SVP Finance & Chief Investment Officer Investor Relations

441-278-4573

InvestorRelations@jrgh.net

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JRVR Announces Third Quarter Results

October 28, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS	($ in thousands, except for share data)
Invested assets:
Fixed maturity securities, available-for-sale	$1,813,471	$1,433,626
Equity securities, at fair value	79,896	80,735
Bank loan participations, at fair value in 2020 and at amortized cost, net of allowance in 2019	131,198	260,864
Short-term investments	71,986	156,925
Other invested assets	45,621	61,210
Total invested assets	2,142,172	1,993,360
Cash and cash equivalents	139,969	206,912
Restricted cash equivalents	940,221	1,199,164
Accrued investment income	11,730	13,597
Premiums receivable and agents’ balances, net	331,008	369,462
Reinsurance recoverable on unpaid losses, net	769,815	668,045
Reinsurance recoverable on paid losses	36,591	33,221
Deferred policy acquisition costs	53,967	62,006
Goodwill and intangible assets	218,324	218,771
Other assets	340,556	259,867
Total assets	$4,984,353	$5,024,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,106,749	$2,045,506
Unearned premiums	581,098	524,377
Funds held	940,221	1,199,164
Senior debt	217,300	158,300
Junior subordinated debt	104,055	104,055
Accrued expenses	54,907	58,416
Other liabilities	158,617	156,006
Total liabilities	4,162,947	4,245,824
Total shareholders’ equity	821,406	778,581
Total liabilities and shareholders’ equity	$4,984,353	$5,024,405
Tangible equity (a)	$603,082	$559,810
Tangible equity per common share outstanding (a)	$19.70	$18.40
Total shareholders’ equity per common share
outstanding	$26.83	$25.59
Common shares outstanding	30,610,153	30,424,391

(a)	See “Reconciliation of Non-GAAP Measures”.

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JRVR Announces Third Quarter Results

October 28, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income (Loss) Statement Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$311,852	$388,228	$897,332	$1,095,565
Net written premiums	145,159	223,869	445,570	671,520
Net earned premiums	152,962	213,374	447,695	602,640
Net investment income	14,959	17,878	51,145	54,844
Net realized and unrealized gains (losses) on investments (a)	8,929	(2,357)	(27,885)	331
Other income	615	2,579	3,543	8,160
Total revenues	177,465	231,474	474,498	665,975
EXPENSES
Losses and loss adjustment expenses	106,155	214,084	301,757	501,064
Other operating expenses	38,224	41,692	133,242	132,287
Other expenses	60	372	1,792	1,055
Interest expense	2,129	2,594	7,970	8,086
Amortization of intangible assets	149	149	447	447
Total expenses	146,717	258,891	445,208	642,939
Income (loss) before taxes	30,748	(27,417)	29,290	23,036
Income tax expense (benefit)	4,465	(2,250)	4,208	5,168
NET INCOME (LOSS)	$26,283	$(25,167)	$25,082	$17,868
ADJUSTED NET OPERATING INCOME (LOSS) (b)	$17,382	$(22,208)	$50,179	$19,682
EARNINGS (LOSS) PER SHARE
Basic	$0.86	$(0.83)	$0.82	$0.59
Diluted	$0.85	$(0.83)	$0.81	$0.58
ADJUSTED NET OPERATING INCOME (LOSS) PER SHARE
Basic	$0.57	$(0.73)	$1.64	$0.65
Diluted	$0.56	$(0.73)	$1.63	$0.64
Weighted-average common shares outstanding:
Basic	30,582,540	30,382,105	30,529,557	30,230,490
Diluted	30,946,843	30,382,105	30,838,595	30,659,389
Cash dividends declared per common share	$0.30	$0.30	$0.90	$0.90
Ratios:
Loss ratio	69.4%	100.3%	67.4%	83.1%
Expense ratio (c)	24.8%	18.5%	29.2%	20.8%
Combined ratio	94.2%	118.8%	96.6%	103.9%
Accident year loss ratio	66.6%	73.6%	66.0%	73.1%

(a)	Includes gains of $2.4 million and losses of $6.9 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2020, respectively (gains of $3.3 million and $8.7 million for the respective prior year periods), and gains of $9.7 million and losses of $7.6 million for the change in net unrealized losses on bank loan participations in the three and nine months ended September 30, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

(b)	See "Reconciliation of Non-GAAP Measures".
(c)	Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $363,000 and $2.7 million for the three months and nine months ended September 30, 2020 ($2.3 million and $7.3 million for the respective prior year periods) and a denominator of net earned premiums.

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JRVR Announces Third Quarter Results

October 28, 2020

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES
	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2020	2019	Change	2020	2019	Change
	($ in thousands)
Gross written premiums	$179,458	$241,045	(25.6)%	$502,649	$687,871	(26.9)%
Net written premiums	$109,170	$171,715	(36.4)%	$328,190	$522,200	(37.2)%
Net earned premiums	$104,933	$164,759	(36.3)%	$305,521	$457,352	(33.2)%
Losses and loss adjustment expenses	(69,938)	(176,154)	(60.3)%	(198,877)	(399,996)	(50.3)%
Underwriting expenses	(19,414)	(17,956)	8.1%	(66,856)	(57,795)	15.7%
Underwriting profit (loss) (a), (b)	$15,581	$(29,351)	-	$39,788	$(439)	-
Ratios:
Loss ratio	66.7%	106.9%		65.1%	87.5%
Expense ratio	18.5%	10.9%		21.9%	12.6%
Combined ratio	85.2%	117.8%		87.0%	100.1%
Accident year loss ratio	66.6%	76.6%		66.0%	76.3%

(a)	See "Reconciliation of Non-GAAP Measures".

(b)	Underwriting results include fee income of $— and $1.6 million for the three and nine months ended September 30, 2020, respectively ($2.2 million and $7.1 million for the respective prior year periods). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Third Quarter Results

October 28, 2020

SPECIALTY ADMITTED INSURANCE

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2020	2019	Change	2020	2019	Change
	($ in thousands)
Gross written premiums	$112,589	$100,459	12.1%	$303,831	$292,884	3.7%
Net written premiums	$16,184	$14,570	11.1%	$42,279	$43,625	(3.1)%
Net earned premiums	$14,985	$14,242	5.2%	$42,660	$39,688	7.5%
Losses and loss adjustment expenses	(10,745)	(9,481)	13.3%	(31,209)	(25,085)	24.4%
Underwriting expenses	(2,381)	(3,924)	(39.3)%	(9,150)	(10,845)	(15.6)%
Underwriting profit (a), (b)	$1,859	$837	122.1%	$2,301	$3,758	(38.8)%
Ratios: Loss ratio	71.7%	66.6%		73.2%	63.2%
Expense ratio	15.9%	27.5%		21.4%	27.3%
Combined ratio	87.6%	94.1%		94.6%	90.5%
Accident year loss ratio	85.1%	73.6%		82.6%	73.9%

(a)	See "Reconciliation of Non-GAAP Measures".

(b)	Underwriting results include fee income of $4.6 million and $14.2 million for the three and nine months ended September 30, 2020, respectively ($4.0 million and $11.6 million for the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2020	2019	Change	2020	2019	Change
	($ in thousands)
Gross written premiums	$19,805	$46,724	(57.6)%	$90,852	$114,810	(20.9)%
Net written premiums	$19,805	$37,584	(47.3)%	$75,101	$105,695	(28.9)%
Net earned premiums	$33,044	$34,373	(3.9)%	$99,514	$105,600	(5.8)%
Losses and loss adjustment expenses	(25,472)	(28,449)	(10.5)%	(71,671)	(75,983)	(5.7)%
Underwriting expenses	(8,261)	(10,212)	(19.1)%	(30,962)	(33,678)	(8.1)%
Underwriting loss (a)	$(689)	$(4,288)	(83.9)%	$(3,119)	$(4,061)	(23.2)%
Ratios:
Loss ratio	77.1%	82.8%		72.0%	72.0%
Expense ratio	25.0%	29.7%		31.1%	31.8%
Combined ratio	102.1%	112.5%		103.1%	103.8%
Accident year loss ratio	58.3%	59.7%		58.9%	59.4%

(a)	See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Third Quarter Results

October 28, 2020

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit (Loss)

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income (loss) before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	($ in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$15,581	$(29,351)	$39,788	$(439)
Specialty Admitted Insurance	1,859	837	2,301	3,758
Casualty Reinsurance	(689)	(4,288)	(3,119)	(4,061)
Total underwriting profit (loss) of operating segments	16,751	(32,802)	38,970	(742)
Other operating expenses of the Corporate and Other segment	(7,805)	(7,302)	(23,556)	(22,641)
Underwriting profit (loss) (a)	8,946	(40,104)	15,414	(23,383)
Net investment income	14,959	17,878	51,145	54,844
Net realized and unrealized gains (losses) on investments (b)	8,929	(2,357)	(27,885)	331
Other income	192	(91)	(967)	(223)
Interest expense	(2,129)	(2,594)	(7,970)	(8,086)
Amortization of intangible assets	(149)	(149)	(447)	(447)
Consolidated income (loss) before taxes	$30,748	$(27,417)	$29,290	$23,036

(a)	Included in underwriting results for the three and nine months ended September 30, 2020 is fee income of $4.6 million and $15.8 million, respectively ($6.1 million and $18.7 million for the respective prior year periods).
(b)	Includes gains of $2.4 million and losses of $6.9 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2020, respectively (gains of $3.3 million and $8.7 million for the respective prior year periods), and gains of $9.7 million and losses of $7.6 million for the change in net unrealized losses on bank loan participations in the three and nine months ended September 30, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

Adjusted Net Operating Income (Loss)

We define adjusted net operating income (loss) as net income (loss) excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities and bank loan participations effective with the Company's election of the fair value option for bank loans on January 1, 2020), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, and costs associated with former employees. We use adjusted net operating income (loss) as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and our definition of adjusted net operating income (loss) may not be comparable to that of other companies.

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JRVR Announces Third Quarter Results

October 28, 2020

Our income (loss) before taxes and net income (loss) reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended September 30,
	2020		2019
	Income		(Loss) Income	Net (Loss)
	Before Taxes	Net Income	Before Taxes	Income
	(in thousands)
Income (loss) as reported	$30,748	$26,283	$(27,417)	$(25,167)
Net realized and unrealized (gains) losses on investments (a)	(8,929)	(8,824)	2,357	2,665
Other expenses	(21)	(77)	372	294
Adjusted net operating income (loss)	$21,798	$17,382	$(24,688)	$(22,208)

	Nine Months Ended September 30,
	2020		2019
	Income		Income
	Before Taxes	Net Income	Before Taxes	Net Income
	(in thousands)
Income as reported	$29,290	$25,082	$23,036	$17,868
Net realized and unrealized losses (gains) on investments (a)	27,885	23,646	(331)	980
Other expenses	1,711	1,451	1,055	834
Adjusted net operating income	$58,886	$50,179	$23,760	$19,682

(a)	Includes gains of $2.4 million and losses of $6.9 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2020, respectively (gains of $3.3 million and $8.7 million for the respective prior year periods), and gains of $9.7 million and losses of $7.6 million for the change in net unrealized losses on bank loan participations in the three and nine months ended September 30, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2020, December 31, 2019, and September 30, 2019 and reconciles tangible equity to tangible equity before dividends for September 30, 2020.

	September 30, 2020		December 31, 2019		September 30, 2019
		Equity per		Equity per		Equity per
($ in thousands, except for share data)	Equity	share	Equity	share	Equity	share
Shareholders' equity	$821,406	$26.83	$778,581	$25.59	$768,969	$25.29
Goodwill and intangible assets	218,324	7.13	218,771	7.19	218,921	7.20
Tangible equity	$603,082	$19.70	$559,810	$18.40	$550,048	$18.09
Dividends to shareholders for the nine months ended September 30, 2020	27,815	0.90
Pre-dividend tangible equity	$630,897	$20.60

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